CareView Communications, Inc. 10-K

EXHIBIT 21.00

SUBSIDIARIES OF THE REGISTRANT

●	CareView Communications, Inc., a Texas corporation (“CareView-TX”), a wholly owned subsidiary

●	CareView Operations, LLC, a Nevada limited liability company (“CareView Operations”), a wholly owned subsidiary